UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM 8-A/A

For registration of certain classes of securities
 pursuant to section 12(b) or 12(g) of the
 Securities Exchange Act of 1934

Tasty Baking Company
(Exact name of registrant as specified in its charter)

Pennsylvania (State of incorporation or organization)	23-1145880 (I.R.S. Employer Identification No.)

Navy Yard Corporate Center, Three Crescent Drive, Suite 200, Philadelphia, PA (Address of principal executive offices)	19112 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.50 par value per share Common Stock Purchase Rights	NASDAQ Global Market NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable) None

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to Be Registered.

Effective as of April 10, 2011, the Rights Agreement, dated as of July 30, 2003 (“Rights Agreement”), by and between Tasty Baking Company, a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (successor to American Stock Transfer & Trust Company), as Rights Agent, was amended by that certain Amendment No. 1 to Rights Agreement, dated as of April 10, 2011, by and between the Company and the Rights Agent (the “Rights Agreement Amendment”).  The Rights Agreement Amendment amended the Rights Agreement to render it inapplicable to that certain Agreement and Plan of Merger, dated as of April 10, 2011, by and among the Company, Flowers Foods, Inc., a Georgia corporation and Compass Merger Sub, Inc., a Pennsylvania corporation (assignee from Flowers Bakeries, LLC) (the “Merger Agreement”), and the consummation of the transactions contemplated by the Merger Agreement, including the tender offer, Top-Up Option (as defined in the Merger Agreement), and merger contemplated thereby.  The description and terms of the Rights registered hereunder are set forth in the Rights Agreement, as amended by the Rights Agreement Amendment.

The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment and the Rights Agreement, which are included as Exhibits 4.1 and 4.2 hereto and which are incorporated by reference herein. Copies of the Rights Agreement Amendment and the Rights Agreement may be obtained from the Company without charge.

Item 2. Exhibits.

Exhibit
No.	Description
4.1
Rights Agreement dated July 30, 2003, between the Company and American Stock Transfer and Trust Company, as Rights Agent, incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 31, 2003.

4.2
Amendment No. 1 to Rights Agreement, dated as of April 10, 2011, by and between Tasty Baking Company and American Stock Transfer & Trust Company, LLC, incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASTY BAKING COMPANY
(Registrant)

Date: April 18, 2011	/s/ Paul D. Ridder
Paul D. Ridder
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
4.1
Rights Agreement dated July 30, 2003, between the Company and American Stock Transfer and Trust Company, as Rights Agent, incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 31, 2003.

4.2
Amendment No. 1 to Rights Agreement, dated as of April 10, 2011, by and between Tasty Baking Company and American Stock Transfer & Trust Company, LLC, incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2011.